Registration No. 333-______

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                VISTA GOLD CORP.
             (Exact name of registrant as specified in its charter)

                             Yukon Territory, Canada
         (State or other jurisdiction of incorporation or organization)

                                   98-0066159
                     (I.R.S. Employer Identification Number)

                          Suite 5, 7961 Shaffer Parkway
                            Littleton, Colorado 80127
                                 (720) 981-1185
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                               Ronald J. McGregor
                      President and Chief Executive Officer
                                Vista Gold Corp.
                          Suite 5, 7961 Shaffer Parkway
                            Littleton, Colorado 80127
                                 (720) 981-1185
           (Name, address, including zip code, and telephone number,
            including area code, of agent for service and authorized
               representative of registrant in the United States)

                                 with copies to:

        Jonathan C. Guest, Esq.                   William F. Sirett, Esq.
      Perkins, Smith & Cohen, LLP                Borden Ladner Gervais LLP
           One Beacon Street                       1200 Waterfront Centre
      Boston, Massachusetts 02108            200 Burrard Street, P.O. Box 48600
            (617) 854-4000                    Vancouver, B.C., Canada V7X 1T2
                                                       (604) 687-5744

      Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement is declared effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

 Title of Each Class of                             Proposed Maximum       Proposed Maximum
    Securities to be          Amount to be         Offering Price per     Aggregate Offering          Amount of
       Registered            Registered (1)             Unit (2)               Price (2)         Registration Fee (2)
 Common Shares without      7,999,974 shares             $3.90                $31,199,899              $2,870
       par value

(1) Total represents 1,296,296 common shares issued in connection with private placement transactions in February and March 2002 and up to 6,703,678 additional common shares that are issuable upon exercise of warrants and conversion of debentures issued in those transactions. All of the shares registered hereby are to be offered by selling security holders of the Registrant. Amounts shown in table have been adjusted to reflect a consolidation of the Registrant's common shares on a 1-for-20 basis, effective June 19, 2002. In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant's common shares reported on the American Stock Exchange on June 24, 2002.

                                  ------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      The information contained in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE ___, 2002

                                VISTA GOLD CORP.

                             7,999,974 Common Shares
                                without par value

      All of the 7,999,974 Vista Gold common shares offered by this prospectus may be offered and sold, from time to time, by the selling security holders identified in this prospectus. These shares include 1,296,296 shares currently owned by selling security holders, 2,703,691 shares issuable upon conversion of debentures and 3,999,987 shares issuable upon exercise of warrants, including warrants to be issued upon conversion of debentures, all as described in this prospectus under "Selling Security Holders." We will not receive any of the proceeds from the sale of shares by the selling security holders.

      The selling security holders may sell the common shares from time to time in public or private transactions, on or off the American Stock Exchange or the Toronto Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders.

      Our common shares are traded on the American Stock Exchange and on the Toronto Stock Exchange under the symbol VGZ. On June 24, 2002, the closing price of a common share, as reported on the American Stock Exchange, was $3.65 per share.

      INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June ___, 2002.

                           FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements concerning, among other things, projected annual gold production, mineral resources, proven or probable reserves and cash operating costs. Forward-looking statements typically contain words or phrases such as "anticipates," "estimates," "projects," "foresees," "management believes," "believes" and words or phrases of similar import. These statements are subject to certain risks, uncertainties or assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors that could cause actual results to differ materially from those in such forward-looking statements include those identified in this document under "Risk Factors" below. Vista Gold assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such statements.

                                VISTA GOLD CORP.

      Vista Gold Corp. is engaged in the evaluation, acquisition and exploration of mineral properties with the potential to host gold deposits, as well as the development and operation of gold properties in the Americas. Our primary focus currently is on the acquisition of properties that contain gold deposits. Since 1971, Vista Gold and its predecessor companies have held participating interests in seven mines, four of which were discovered by Vista Gold. We have also operated five of the seven mines.

      During 2001, our primary operation, the Hycroft mine in Nevada, remained shut down pending an increase in prevailing gold prices. However, the Hycroft mine continued to be the principal source of cash for Vista Gold because gold and by-product silver continued to be produced from ore previously placed on the heap leach pads.

      In 1998, we acquired 100% of the shares of Mineral Ridge Resources Inc., which owned the Mineral Ridge mine, a gold property located in Nevada. During 1999, Mineral Ridge Resources sought protection under the U.S. Bankruptcy Code in order to begin the process of a permanent cessation of all mining activities. By the end of 2000, the court-appointed trustee had sold all the assets of Mineral Ridge Resources and in January 2001, the bankruptcy case was dismissed.

      Vista Gold owns the Amayapampa gold property in Bolivia. A feasibility study for this property was completed in 1997 and a revised feasibility study was completed in the first quarter of 2000. We hold several mining claims in Canada and own approximately a 25% equity interest in Zamora, a Canadian mineral exploration company with interests in mineral concessions in southern Ecuador. Vista Gold performed no exploration or development activity in 2001.

      On May 23, 2002, we signed a non-binding letter of intent to purchase the 100% interest held by Viceroy Resource Corporation in the Paredones Amarillos gold project on the Baja Peninsula, Mexico. Completion of the transaction is subject to completion of a due diligence review of the project by Vista Gold, governmental and regulatory approvals, and negotiation and execution of a definitive purchase agreement. The total purchase price of Cdn. $3 million (approximately U.S. $2 million), will be payable 50% in cash, with Cdn. $1.0 million due at closing and Cdn. $0.5 million due one year from closing, and 50% in Vista Gold equity units consisting of one common share and one two-year warrant to purchase one common share. The price of the equity units will be 90% of the weighted average closing price of Vista Gold's common shares on the five trading days immediately preceding the date of the definitive purchase agreement. The exercise price of the warrants will equal 125% of that weighted average closing price.

      Vista Gold was originally incorporated under the Company Act (British Columbia) in 1983 under the name "Granges Exploration Ltd.". In 1985, Granges Exploration Ltd. and Pecos Resources Ltd. amalgamated under the name "Granges Exploration Ltd." and in 1989, Granges Exploration Ltd. changed its name to "Granges Inc.". In 1995, Granges and Hycroft Resources & Development Corporation were amalgamated under the name "Granges Inc.". In 1996, Granges and Da Capo Resources Ltd. amalgamated under the name "Vista Gold Corp.". Effective December 19, 1997, Vista Gold was continued from British Columbia to the Yukon Territory, Canada under the Business Corporations Act (Yukon Territory).

      Our principal executive offices are located at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado 80127, and our telephone number is (720) 981-1185.

      Unless otherwise specified, monetary amounts in this prospectus are reported in U.S. dollars.

                                  RISK FACTORS

      An investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common shares. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading "Risk Factors" that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common shares could decline, and you could lose part or all of your investment.

We cannot be certain that our acquisition, exploration and development activities will be commercially successful.

      We currently have no properties that produce gold in commercial quantities. Our gold production has declined steadily since mining activities were suspended at the Hycroft mine in 1998. Gold production is now nominal and is incidental to heap leach pad rinsing activities. In these circumstances, proceeds realized from the sale of gold are not reported as revenues, but rather are netted against operating costs.

      Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the acquisition or discovery of a major mineralized deposit, no assurance can be given that gold reserves or resources acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

      Our principal assets are gold reserves and resources. We intend to acquire additional properties containing gold reserves and resources. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale of some of these properties. The value of these gold reserves and resources, and the value of any potential gold production therefrom, will vary in direct proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns (such as the development of gold coin programs), speculative activities and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold or other precious metals would adversely affect our asset values, revenues, profits and cash flows.

Mining exploration, development and operating activities are inherently hazardous.

      Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which Vista Gold has direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage. Although Vista Gold has obtained liability insurance in an amount that it considers adequate, the nature of these risks is such that liabilities might exceed policy limits. It is also possible that the liabilities and hazards might not be insurable, or, Vista Gold could elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Third parties hold minority interests in some of our properties and may have legal rights that could delay exploration or development activities on those properties.

      Third parties hold minority interests in certain of our properties and may have legal rights that could delay the exploration or development of such properties. Under Bolivian law, for example, a minority interest in a mining concession is an undivided interest in that concession and the holder of such a minority interest may take action to restrict all exploration and development of the mining concession by the holder of the majority interest if that exploration and development is conducted without the minority owner's permission. Furthermore, if the majority and minority parties wish to separate their interests, but are unable to agree as to the method of division or purchase of the property, the parties must file a request for division before a Bolivian civil court.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices and recoverability of metal in the mining process.

      There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades being mined or dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Our exploration and development operations are subject to environmental regulations, which could result in our incurring additional costs and operational delays.

      All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

We face intense competition in the mining industry.

      The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. Vista Gold also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

      Certain directors of Vista Gold are officers and/or directors of, or are associated with other natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, the company in question will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. In accordance with the laws of the Yukon Territory, the directors of all companies are required to act honestly, in good faith and in the best interests of a company for which they serve as a director.

There may be challenges to our title in our mineral properties.

      Although our management has reviewed and is satisfied with the title for all mineral properties in which Vista Gold has a material interest, there is no guarantee that title to such concessions will not be challenged or impugned. If there are title defects with respect to any of our properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs.

Our property interests in Bolivia are subject to risks from political and economic instability in that country.

      We have property interests in Bolivia, which may be affected by risks associated with political or economic instability in that country. The risks include, but are not limited to: military repression, extreme fluctuations in currency exchange rates, labor instability or militancy, mineral title irregularities and high rates of inflation. Changes in mining or investment policies or shifts in political attitude in Bolivia may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted.

Our financial position and results are subject to fluctuations in foreign currency values.

      Because we have mining exploration and development operations in North and South America, we are subject to foreign currency fluctuations, which may materially affect our financial position and results. We do not engage in currency hedging to offset any risk of currency fluctuations.

We may be unable to raise additional capital on favorable terms.

      The exploration and development of our development properties, specifically the construction of mining facilities and commencement of mining operations, may require substantial additional financing. Significant capital investment is required to achieve commercial production from each of our non-producing properties. We raised approximately $3.8 million from a private placement financing in the first quarter of 2002, which management believes is sufficient financial resources to continue producing gold from previously mined ore at the Hycroft mine. Nonetheless, we will have to raise additional funds from external sources in order to restart mining activities at the Hycroft mine or begin construction and development activities at the Amayapampa project in Bolivia. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available, we may have to substantially reduce or cease our operations.

                                 USE OF PROCEEDS

      Vista Gold will not receive any proceeds from the sale of the common shares offered by the selling security holders.

                            SELLING SECURITY HOLDERS

      The selling security holders identified in the following table are offering for sale a total of 7,999,974 common shares. This total, and the numbers in the table, have been adjusted to reflect a consolidation of our common shares on a 1-for-20 basis, effective June 19, 2002. On a post-consolidation basis, these shares include 1,296,296 shares currently owned by selling security holders, 2,703,691 shares issuable upon conversion of debentures and 3,999,987 shares issuable upon exercise of warrants, including warrants to be issued upon conversion of debentures, all as acquired from Vista Gold in private placement transactions we undertook in February 2002 and March 2002. These transactions are described below on a pre-consolidation basis, but with post-consolidation exercise or conversion prices shown as applicable.

      (i) On February 1, 2002, in a private transaction, Vista Gold issued 20,000,000 units (equivalent to 1,000,000 on a post-consolidation basis) to Stockscape.com Technologies Inc., one of the selling security holders, at a price of $0.0513 per unit, for an aggregate purchase price of $1,026,000. Each unit consisted of one common share and one share purchase warrant exercisable for one additional common share at $0.075 (now $1.50, on a post-consolidation basis) until February 1, 2007. As consideration for its services as agent in connection with this unit offering, we issued an additional 1,600,000 units (equivalent to 80,000 on a post-consolidation basis) to Global Resource Investments Ltd., another selling security holder. Issuance of shares upon warrant exercise was subject to shareholder approval of issuance of the warrants, which occurred at our Annual and Special General Meeting of shareholders on April 26, 2002.

      (ii) On March 19, 2002, in a private transaction, Vista Gold issued $2,774,000 aggregate principal amount of convertible debentures. The debentures are convertible into debenture units at a price of $0.0513 (now $1.026, on a post-consolidation basis) per debenture unit, each consisting of one common share and one 5-year warrant (termed a "debenture warrant") entitling the holder to purchase one common share at a price of $0.075 (now $1.50, on a post-consolidation basis) until March 18, 2007. As consideration for its services as agent in connection with this debenture offering, we issued to Global Resource special warrants exercisable for 4,325,925 units (equivalent to 216,296 on a post-consolidation basis), with each unit consisting of one common share and one warrant with the same terms as the share and warrant components, respectively, of the debenture units. Issuance of shares upon conversion of the debentures, upon exercise of the debenture warrants, upon exercise of the special warrants issued to Global Resource and upon exercise of the warrants included in the units issuable to Global Resource upon the exercise of its special warrants, were all subject to shareholder approval, which occurred at our Annual and Special General Meeting on April 26, 2002. In accordance with the terms of the special warrants issued to Global Resource, these were deemed to be exercised, without any further action by Global Resource, as a result of the shareholder approval of the issuance of the share and warrant components of the units issuable on exercise of the special warrants.

      We agreed in connection with the above transactions to register all shares issuable in the transactions including shares issuable upon exercise of warrants, conversion of debentures and exercise of the debenture warrants.

      The selling security holders may offer their common shares for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

      The following table sets forth, as of June 19, 2002, the number of shares being held of record or beneficially by the selling security holders that may be offered under this prospectus, and provides by footnote reference any material relationship between Vista Gold and the selling security holder, all of which is based upon information currently available to us.

------------------------------------------------------------------------------------------------------------------

                                                    Beneficial Ownership of               Beneficial Ownership of
                                                    Selling Security Holder                        Shares
                                                     Prior to Offering (1)                   After Offering (2)
                                                     ---------------------                   ------------------

------------------------------------------------------------------------------------------------------------------

                                                                         Number of
                                                                       Shares Offered
Name of Selling Security Holder           Number           Percent        Hereby(3)        Number         Percent
-------------------------------           ------           -------        ---------        ------         -------
------------------------------------------------------------------------------------------------------------------
Stockscape.com Technologies Inc.        2,000,000(4)        29.2%        2,000,000(4)        0               *
------------------------------------------------------------------------------------------------------------------
Global Resource Investments Ltd.          592,592(5)         9.6%          592,592(5)        0               *
------------------------------------------------------------------------------------------------------------------
Quest Ventures Ltd.(6)                    584,794            9.1%          584,794           0               *
------------------------------------------------------------------------------------------------------------------
Robert Quartermain                        194,930            3.2%          194,930           0               *
------------------------------------------------------------------------------------------------------------------
Silver Standard Resources Inc.            341,130            5.5%          341,130           0               *
------------------------------------------------------------------------------------------------------------------
PanAmerica Capital Group, Inc.            389,862            6.2%          389,862           0               *
------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

                                                    Beneficial Ownership of               Beneficial Ownership of
                                                    Selling Security Holder                        Shares
                                                     Prior to Offering (1)                   After Offering (2)
                                                     ---------------------                   ------------------

---------------------------------------------------------------------------------------------------------------------

                                                                                  Number of
                                                                               Shares Offered
Name of Selling Security Holder                    Number            Percent      Hereby(3)         Number    Percent
-------------------------------                    ------            -------      ---------         ------    -------
---------------------------------------------------------------------------------------------------------------------
Agora Communications Ltd.                            97,464            1.6%           97,464              0        *
---------------------------------------------------------------------------------------------------------------------
Douglas Casey                                       194,930            3.2%          194,930              0        *
---------------------------------------------------------------------------------------------------------------------
MDW & Associates, LLC                                48,732            0.8%           48,732              0        *
---------------------------------------------------------------------------------------------------------------------
Exploration Capital Partners 2000 Limited         2,245,614           27.7%        2,245,614              0        *
Partnership
---------------------------------------------------------------------------------------------------------------------
Adventure Seekers Travel, Inc.                       48,732            0.8%           48,732              0        *
---------------------------------------------------------------------------------------------------------------------
Susan C. van Eeden                                   38,986            0.7%           38,986              0        *
---------------------------------------------------------------------------------------------------------------------
Keith Presnell                                      116,958            2.0%          116,958              0        *
---------------------------------------------------------------------------------------------------------------------
The Howard Family Trust (under agreement             77,972            1.3%           77,972              0        *
of trust dated 4/29/99)
---------------------------------------------------------------------------------------------------------------------
David Lyall                                         120,856            2.0%          120,856              0        *
---------------------------------------------------------------------------------------------------------------------
John Tognetti                                       120,856            2.0%          120,856              0        *
---------------------------------------------------------------------------------------------------------------------
Peter M. Brown                                      120,856            2.0%          120,856              0        *
---------------------------------------------------------------------------------------------------------------------
Middlemarch Partners Limited                        125,856(7)         2.1%          120,856          5,000        *
---------------------------------------------------------------------------------------------------------------------
Andrew F.B. Milligan                                120,856            2.0%          120,856              0        *
---------------------------------------------------------------------------------------------------------------------
Ross Beaty                                          282,556(8)         4.7%          120,856        161,700      1.2%
---------------------------------------------------------------------------------------------------------------------
Brent Cook                                           38,986            0.7%           38,986              0        *
---------------------------------------------------------------------------------------------------------------------
Endeavour Capital Corporation                       263,156            4.3%          263,156              0        *
---------------------------------------------------------------------------------------------------------------------

*     Represents less than 1% of the outstanding common shares.

(1) Applicable percentage of ownership is based on 5,849,548 common shares outstanding as of June 19, 2002, plus any securities held by such holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2) Because the selling security holders may sell all, some or none of their shares or may acquire or dispose of other common shares, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of common shares that each selling security holder will own upon completion of this offering.

(3) Unless otherwise noted, represents the total number of common shares issuable upon conversion of debentures and exercise of debenture warrants acquired in March 2002 private placement as described above, and assumes in all cases that all shares are sold pursuant to this offering and that no other common shares are acquired or disposed of by the selling security holders prior to the termination of this offering.

(4) Consists of 1,000,000 shares and 1,000,000 shares issuable upon exercise of warrants acquired in February 2002 private placement described above.

(5) Consists of 80,000 shares and 80,000 shares issuable upon exercise of warrants acquired as an agency fee in February 2002 private placement described above, as well as 216,296 shares and 216,296 shares issuable upon exercise of warrants acquired as an agency fee in March 2002 private placement described above.

(6) A. Murray Sinclair, a director of Vista Gold, is a director and the President of Quest Ventures Ltd., and holds 50% of its outstanding common shares.

(7) Includes 5,000 previously acquired common shares that are not being registered for inclusion in this offering.

(8) Includes 161,700 previously acquired common shares that are not being registered for inclusion in this offering.

                              PLAN OF DISTRIBUTION

      Vista Gold is registering the shares on behalf of the selling security holders. We will pay all expenses in connection with the registration of the common shares being sold by the selling security holders, except for the fees and expenses of any counsel and other advisors that any selling security holders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. Vista Gold will not receive any of the proceeds of the sale of the shares offered by the selling security holders.

      The selling security holders have not advised us of any specific plan for distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time by the selling security holders or by pledgees, donees, transferees or other successors in interest on a best efforts basis without an underwriter. Such sales may be made on the American Stock Exchange, the Toronto Stock Exchange, any exchange upon which our shares may trade in the future, over-the-counter, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

      o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer for its account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     through options, swaps or derivatives;

      o     in privately negotiated transactions;

      o     in transactions to cover short sales;

      o     through a combination of any such methods of sale; or

      o in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

      The selling security holders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling security holders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

      The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      From time to time the selling security holders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the shares in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling security holder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the shares or a default by a selling security holder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

      We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

      Upon our being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

      o the name of each such selling security holder and of the participating broker-dealer(s);

      o     the number of shares involved;

      o     the price at which such shares were sold;

      o any commissions paid or discounts or concessions allowed to such broker-dealer(s); and

      o     other facts material to the transaction.

      In order to comply with the securities laws of certain jurisdictions the shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

                          DESCRIPTION OF CAPITAL STOCK

      We have authorized an unlimited number of common shares, no par value per share, and an unlimited number of shares of preferred stock, no par value per share. Our common shareholders are entitled to one vote per share on all matters on which holders of common shares are entitled to vote and do not have any cumulative voting rights. Subject to the rights of holders of shares of any series of preferred stock, our common shareholders are entitled to receive such dividends as our board of directors may declare, out of legally available funds. Holders of common shares have no pre-emptive, conversion, redemption, subscription or similar rights. If Vista Gold were to be liquidated, dissolved or wound up, common shareholders would be entitled to share equally in any of our assets legally available for distribution after we satisfy any outstanding debts and other liabilities as well as any amounts that might be due to holders of preferred stock, if any.

      Our shares of authorized preferred stock are undesignated. Our board or directors has authority, without seeking stockholder approval, to determine the designation, preferences, rights and other privileges for any series of preferred stock that the board of directors may designate, which could include preferences on liquidation or as to dividends, voting rights including the right to vote as a separate class on certain corporate events or to elect directors designated by the holders of such series, and rights to conversion or redemption of their shares and other matters. Our board of directors has not as of the date of this prospectus designated and issued any shares of our preferred stock.

      We have no charter or by-law provisions that would delay, defer or prevent a change in control of Vista Gold.

                                  LEGAL MATTERS

      The validity of the common shares being offered hereby will be passed upon for Vista Gold Corp. by Campion Macdonald of Whitehorse, Yukon Territory, Canada.

                                     EXPERTS

      The consolidated financial statements of Vista Gold Corp. appearing in our Annual Report on Form 10-KSB for the year ended December 31, 2001, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

and at the SEC's Regional Offices located at:

Citicorp Center
Suite 1400
500 West Madison Street
Chicago, Illinois 60661

and

Woolworth Building
233 Broadway
New York, New York 10279

and you may also obtain copies of such material by mail from the Public Reference Section of the SEC (450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at www.sec.gov.

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

      Our world wide web address is www.vistagold.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) Our Annual Report on Form 10-KSB for the year ended December 31, 2001;

(2) Our Current Report on Form 8-K filed with the SEC on January 23, 2002;

(3) Our Current Report on Form 8-K filed with the SEC on February 1, 2002;

(4) Our Current Report on Form 8-K filed with the SEC on March 20, 2002;

(5) Our Current Report on Form 8-K filed with the SEC on April 29, 2002;

(6) Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002;

(7) Our Current Report on Form 8-K filed with the SEC on May 22, 2002;

(8) Our Current Report on Form 8-K filed with the SEC on May 30, 2002;

(9) All our filings pursuant to the Securities Exchange Act of 1934 after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(10) The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on January 4, 1988, including any amendments or reports filed for the purpose of updating that description. For the most recent description, please see "Description of Capital Stock" in this prospectus.

      You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado 80127
Attention:  John F. Engele, Vice President Finance and Chief Financial Officer
(720) 981-1185

      You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the expenses to be incurred by Vista Gold in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee. We will pay all expenses in connection with the distribution of the common shares being registered hereby, except for the fees and expenses of any counsel and other advisors that any selling security holders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

      SEC Registration Fee ...........................   $ 2,870
      Printing and Engraving Expenses ................   $ 1,000
      Accountants' Fees and Expenses .................   $ 1,000
      Legal Fees and Expenses ........................   $10,000
      Transfer Agent Fees and Expenses ...............   $   500
      Miscellaneous ..................................   $   700
                                                         -------
           Total Expenses ............................   $16,070
                                                         =======

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 7.1 of our By-law No. 1 provides that no director will be liable for acts or omissions of any other director or any officer or employee, or for any loss, damage or expense sustained by Vista Gold through: defects in title to any property acquired by us or on our behalf; or for losses or damages sustained by us in connection with investment of our funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director's own willful neglect or default. This Section also provides that our directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the "Act") and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

      Section 7.2 of our By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by us, we will indemnify our directors and officers, including former directors and officers or persons acting at the request of Vista Gold as a director or officer of a corporation of which Vista Gold is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Vista Gold or any such other corporation), and heirs and legal representatives of such persons, against all costs and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Vista Gold or any such other corporation, if:

      o he acted honestly and in good faith with a view to the best interests of Vista Gold; and

      o in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

      Section 7.3 of our By-law No. 1 provides that, subject to limitations contained in the Act, we may purchase and maintain insurance for our directors and officers as determined by our Board of Directors. As discussed below, Vista Gold does maintain such insurance.

      Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a "Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

            (a) he acted honesty and in good faith with a view to the best interests of the corporation; and

            (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

      A corporation may with the approval of the Supreme Court of the Yukon Territory (the "Court") indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

      Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

            (a) was substantially successful on the merits in his defense of the action or proceeding;

            (b) fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and

            (c)   is fairly and reasonably entitled to indemnity.

      A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

            (a) in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

            (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

      A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

      Vista Gold indemnifies its directors and executive officers, as well as their heirs and representatives, pursuant to indemnification agreements it has entered into with each such director and executive officer, against all liabilities and obligations, including legal fees and costs of investigation and defense of claims, as well as amounts paid to settle claims or satisfy judgments, that these directors and officers may incur in such capacities. While these agreements provide that Vista Gold will indemnify such director or officer regardless of conduct or fault of that person, the agreements also provide that we may only make such indemnification payments as permitted by applicable law. The agreements provide that Vista Gold's obligations under the agreements are not diminished or otherwise affected by, among other things, any officers' liability insurance placed by or for the benefit of the indemnitee, Vista Gold or any entity related to either.

      In addition, Vista Gold maintains directors' and officers' liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

      Reference is made to "Undertakings," below, for Vista Gold's undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

EXHIBITS.

Exhibit
Number              Description of Document
------              -----------------------

5 Opinion of Campion Macdonald (including the consent of such firm) regarding the legality of the securities being offered

23.1 Consent of Campion Macdonald (included as part of Exhibit 5 hereto)

23.2                Consent of PricewaterhouseCoopers LLP, independent auditors

23.3                Consent of Mine Reserve Associates, Inc.

24                  Powers of Attorney (included on signature page)

UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      2. For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Littleton, Colorado, on June 25, 2002.

                                     VISTA GOLD CORP.
                                     Registrant


                                     By: /s/ Ronald J. McGregor
                                         -------------------------------------
                                         Ronald J. McGregor
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. McGregor and John F. Engele, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

       Signature                      Title                           Date
       ---------                      -----                           ----

/s/ Ronald J. McGregor       President, Chief Executive          June 25, 2002
--------------------------   Officer and Director
Ronald J. McGregor           (Principal Executive Officer
                             and Authorized Representative
                             in the United States)


/s/ John F. Engele           Vice President Finance and          June 25, 2002
--------------------------   Chief Financial Officer
John F. Engele               (Principal Financial and
                             Accounting Officer)


/s/ John M. Clark            Director                            June 25, 2002
--------------------------
John M. Clark

/s/ Michael B. Richings      Director                            June 25, 2002
--------------------------
Michael B. Richings

/s/ A. Murray Sinclair       Director                            June 25, 2002
--------------------------
A. Murray Sinclair


/s/ C. Thomas Ogryzlo        Director                            June 25, 2002
--------------------------
C. Thomas Ogryzlo


                             Director
--------------------------
Robert A. Quartermain

Exhibit
Number            Description of Document
------            -----------------------

5 Opinion of Campion Macdonald (including the consent of such firm) regarding the legality of the securities being offered

23.1 Consent of Campion Macdonald (included as part of Exhibit 5 hereto)

23.2              Consent of PricewaterhouseCoopers LLP, independent auditors

23.3              Consent of Mine Reserve Associates, Inc.

24                Powers of Attorney (included on signature page)